Exhibit 3.1(jj)

RESTATED

CERTIFICATE OF INCORPORATION

FIRST:  The name of this corporation shall be LIGHTSHIP HOLDING, INC.

SECOND:  Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

THIRD:  The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:  The total number of shares of stock, which this corporation is authorized to issue, is One Hundred (100) shares of common stock with a par value of One Cent ($.01) per share.

FIFTH:  The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SIXTH:  No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.  No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

It is hereby certified that:

1.                                       The name of the corporation (hereinafter called the “Corporation”) is Lightship Holding, Inc.

2.                                       The registered office of the Corporation within the State of Delaware is hereby changed to 160 Greentree Drive, Suite 101, City of Dover 19904, County of Kent.

3.                                       The registered agent of the Corporation within the State of Delaware is hereby changed to National Registered Agents, Inc., the business office of which is identical with the registered office of the corporation as hereby changed.

4.                                       The Corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on this 20th day of June, 2005.

/s/ James Prenetta
James Prenetta, Vice President

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:13 PM 08/22/2005
FILED 05:57 PM 08/22/2005
SRV 050691958 - 2906656 FILE